EXHIBIT 10.2

SIGNIFICANT TERMS OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS BY INDIVIDUAL OFFICER AND DIRECTOR GROUP

Officer Compensation

(The form of agreements was filed as an exhibit to the Form 10-Q for the period ended September 30, 2000. Key terms of the new agreements are shown below.)

Minimum annual base salary (effective July 25, 2005)

Jeffrey W. Shaw	$500,000
James P. Kane	$347,000
George C. Biehl	$330,000
Thomas R. Sheets	$248,000
James F. Lowman	$245,000

Directors Compensation

On July 26, 2005, the Directors’ annual retainers and fees were increased. The annual retainer for each director was set at $40,000, plus $1,650 for each Board of Directors or committee meeting attended and for any additional day of service committed to the Company. Fees for committee chairpersons were also increased to $5,000 per year for serving as chairperson of the pension plan investment, compensation, and nominating and corporate governance committees and $10,000 per year for serving as chairperson of the audit committee. The additional annual retainer of $50,000 paid to the Chairman of the Board of Directors continued without change. Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board of Directors.